FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between CARILLON TOWER ADVISERS, INC. (the “Administrator”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Administrator has entered into an Administration Agreement with the Carillon Series Trust (the “Trust”), which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, Fund Services is, among other things, in the business of providing fund sub-administration services for the benefit of its customers; and

WHEREAS, the Administrator desires to retain Fund Services to provide fund sub-administration services to the series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Sub-Administrator

The Administrator hereby appoints Fund Services as sub-administrator of the Trust with respect to Funds on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services may provide certain of the following sub-administration services to the Trust with respect to each Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers including, but not limited to, the investment adviser, any-sub-adviser, transfer agent, fund accountant,

custodian, listing exchange, authorized participants, legal counsel, accounting and audit firms and compliance consultants.

(2)	Supply non-investment-related statistical and research data as requested.

(3)	Coordinate communications with the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) and committees, as applicable, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of the investment adviser and/or Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Assist to gather and coordinate materials related to annual investment advisory and other contract renewals and approval of Rule 12b-1, if any.
e.	If requested by the Trust, secure and monitor fidelity bond and Trustee and officer liability coverage and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
f.	Prepare minutes of meetings of the Board of Trustees, Board committees, and Fund shareholders.
g.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
h.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Trust to assist the audit process.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)

Keep the Trust’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to Fund Services by the Administrator, the Trust, or their representatives for safe keeping.

(8)	Maintain required books and records for each Fund relating to the services performed under this Agreement, including without limitation,

maintaining files of registration statements, Trust contracts, Trust governing documents, including its charter and by-laws, Trust minute books and copies of the Trust’s compliance and corporate governance policies and procedures, as may be amended from time to time, that are prepared by Fund Services or furnished to Fund Services by the Trust, as required by the rules of SEC and the securities exchange on which any shares of the Funds are listed, as they may be amended from time to time.

(9)	Monitor arrangements under shareholder services or similar plan, if any.

(10)	Assist in developing policies, guidelines and procedures relating to Trust operations and compliance.

(11)	Maintain general Board calendars and compliance/regulatory filings calendars.

(12)	Manage the preparation for and conducting of the Trust’s shareholder meetings and prepare minutes of such meetings.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Calculation of asset and diversification tests on a quarterly basis.
(ii)	Calculation of total return and SEC yields.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees, if requested to provide such service by the Trust.
b.

After each quarter-end and on a post-trade basis, monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.	Provide quarterly compliance reporting to the designated officer(s) of the Trust and prepare Board compliance materials.
d.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

e.

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.

f.	Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

g.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.

(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.

Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-PORT, Rule 24f-2 notices, and such other similar and successor reports, forms or filings as may be mutually agreed upon. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel with application for exemptive relief, when applicable.
g.	Assist Fund counsel in preparation of proxy statements and information statements and coordinate the printing, filing and mailing of such documents as requested by the Trust.

(3)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements on a quarterly basis.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)

Provide financial data required by the Prospectus and SAI and updates thereto, semi-annual and annual shareholder reports, quarterly data or fact reports, proxy statements, and other reports as may be required to be filed.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.

(4)

Compute the yield (if applicable), total return (including pre- and post-tax average annual total returns), expense ratio, portfolio average dollar- weighted maturity (if applicable), portfolio turnover rate of each Fund and other financial data required by the SEC to be reported. Provide returns of appropriate broad-based securities market indices for the same periods as the Funds.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent.

(7)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
g.	Notes to Financial Statements.

(8)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(9)	Prepare and disseminate vendor survey information.

(10)	Report performance and other portfolio information to outside reporting agencies as directed by the Fund and assist in resolution of errors reported by such outside reporting agencies.

D.	Tax Reporting:
(1)

Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)	Prepare and file on behalf of Fund management Form 1099-NEC for payments to disinterested trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	Uncertain Tax Provisions:
(1)	Document all material tax positions taken by a Fund with respect to specified fiscal years and identified to Fund Services (“Tax Positions”).

(2)	Determine whether or not Tax Positions have been consistently applied, and document any inconsistencies.

(3)	Review relevant statutory authorities and standard industry practices, to the extent such practices are known to, or may reasonably be determined by, Fund Services.

(4)	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund.

3.	License of Data; Warranty; Termination of Rights

A.

Fund Services has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by Fund Services to each Fund. These Data Providers have required Fund Services to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Administrator for use by the Fund. The Administrator acknowledges and agrees that certain Data Providers may also require the Administrator, the Trust, or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.

The Administrator agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Administrator’s or any third party’s use of, or inability to use, the Data or any breach by the Administrator of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C.

Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Administrator agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Administrator’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Administrator’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Administrator), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Administrator’s receipt or use of the N- PORT Data (including expressly disclaiming all warranties). The Administrator further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a)–(e).

4.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by Fund Services in performing its duties hereunder. The Administrator shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Administrator shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Administrator is disputing any amounts in good faith. The Administrator shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Administrator to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Administrator hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.

Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Administrator; or for any loss suffered by the Administrator in connection with Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall indemnify and hold harmless Fund Services and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its affiliates may sustain or incur or that may be asserted against Fund Services or its affiliates by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Administrator, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this

Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services and its affiliates shall indemnify and hold the Administrator harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Administrator may sustain or incur or that may be asserted against the Administrator by any person arising out of or related to any action taken or omitted to be taken by Fund Services or its affiliates as a result of Fund Services’ or its affiliates’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ or its affiliates’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services and its affiliates, their successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Administrator” shall include the Administrator’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such), or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Administrator in the event of any service interruption that impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator shall be entitled to inspect Fund Services’ premises and operating capabilities and the books and records maintained on behalf of the Administrator at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Administrator, at such times as the Administrator may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Administrator upon discovery of any administrative error and shall consult with the Administrator about the actions it intends to take to correct the error prior to taking such actions.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this section shall indefinitely survive the termination and/or assignment of this Agreement.

D.

If Fund Services is acting in another capacity for the Administrator pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to the Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to Fund Services, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Administrator or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

A.

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Administrator and the Trust, all records and other information relative to the Administrator and the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval, if necessary under Regulation S-P from Fund shareholders and/or in writing by the Administrator, which approval by the Administrator shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities with jurisdiction over the Administrator, provided that Fund Services will, to the extent permitted by law, provide the Administrator with prior notice of such disclosure, or (iii) when so requested by the Administrator. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Administrator or its agents or service providers, shall not be subject to this paragraph.

Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Administrator and its shareholders. Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Administrator (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Administrator, Fund Services shall provide a written description of its Information Security Program. Fund Services shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Administrator, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, Fund Services shall promptly cooperate with the Administrator or any of its affiliates’ regulators at Fund Services’ expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

B.

The Administrator agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund Services. Information which has become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information that was already in the possession of the Administrator prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

C.

Notwithstanding anything herein to the contrary, (i) the Administrator shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) if pre-approved by the Administrator, Fund Services shall be permitted to include the name of the Administrator in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

9.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator, but consistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Administrator and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Administrator or its designee on and in accordance with its request. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

10.	Compliance with Laws

A.

The Administrator has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. Fund Services’ duties hereunder shall not relieve the Administrator of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. However, Fund Services retains primary responsibility for compliance matters relating to the services that it has contractually agreed to provide to the Fund.

B.

The Administrator shall promptly notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

C.

Fund Services and the Administrator represent and warrant that they have adopted, implemented and shall maintain policies, procedures and controls reasonably designed to achieve compliance with all laws, regulations, rules,

Executive Orders, or other governmental mandates related to economic sanctions that are or become applicable to that party (collectively, “Applicable Sanctions Law”). Further, Fund Services and the Administrator represent and warrant that, in carrying out this Agreement, each party and its employees, officers, and agents will not knowingly take any action that would constitute or cause a violation of Applicable Sanctions Law. In the event that either Fund Services or the Administrator come to have reason to believe that the preceding representation and warranty is no longer true and correct with respect to services provided hereunder, such party will immediately notify the other party in writing, providing sufficient factual information for the other party to assess the nature and significance of the breach.

Further, each party acknowledges and agrees that to its knowledge neither it, nor its subsidiaries, nor any of its or their directors or officers, nor any employee, agent, or affiliate of the Company or any of its Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the target of any Applicable Sanctions Law or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea, Donetsk, Luhansk region of Ukraine, and Cuba, Iran, North Korea, Sudan and Syria. To the extent that either party knows or becomes aware that any assets of an investor in the Trust must be blocked, rejected or otherwise reported pursuant to Applicable Sanctions Law, the parties will notify each other to the extent permitted by law and Fund Services will follow Applicable Sanctions Law with respect to such assets. The Administrator and the Trust each acknowledge that it had an opportunity to review and consider the written procedures provided by Fund Services addressing Applicable Sanctions Law.

11.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 12, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the initial term, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

C.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

D.	This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Administrator, and authorized or approved by the Trust’s Board of Trustees.

E.

The Administrator may terminate this Agreement with 30 days prior written notice to Fund Services without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and Fund Services determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Administrator may, in its discretion, provide Fund Services with written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Administrator terminates this Agreement based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Administrator will not be responsible for any payments under Section 12 of this Agreement.

F.

Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Administrator shall not be obligated to pay an early termination fee under Section 12 of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

12.	Early Termination

In the absence of any material breach of this Agreement or a Regulatory Issue, should the Administrator elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Administrator agrees to pay the following fees with respect to each Fund subject to the termination:

a.

all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.	all fees associated with converting services to a successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d.	all reasonable and documented miscellaneous costs associated with a.–c. above.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Administrator by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Administrator (except in the case of a material breach by Fund Services, in which case all expenses shall be borne by the Fund Services), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Administrator (if such form differs from the form in which Fund Services has maintained the same, the Administrator shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Administrator.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of Fund Services, or by Fund Services without the written consent of the Administrator accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services or any of its officers, directors or employees as the Administrator’s attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of Fund Services or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Administrator acknowledges that employees of Fund Services and its affiliates who are attorneys do not represent the Administrator and rely on outside counsel retained by the Administrator to review all services provided by Fund Services and to provide independent judgment on the Administrator’s behalf. The parties acknowledge that because no attorney-client relationship exists between in-house Fund Services attorneys (or any employee of Fund Services or its affiliates) and the Administrator, any information provided may not be privileged and may be subject to compulsory disclosure under certain circumstances. Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best-efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Notice to the Trust shall be sent to: Carillon Series Trust

c/o Carillon Tower Advisers, Inc.

880 Carillon Parkway

Saint Petersburg, FL 33716

Attn: Legal Department

Phone: 727-567-1000

Email: carillonfundservices@carillontower.com

Notice to the Administrator shall be sent to:

Carillon Tower Advisers, Inc.

880 Carillon Parkway

Saint Petersburg, FL 33716

Attn:

Phone:

Email:

21.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Insurance

Fund Services shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by Fund Services under this Agreement. Upon the Administrator’s reasonable request, Fund Services shall furnish to the Administrator a summary of the applicable insurance coverage, including with respect to cybersecurity breaches.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

CARILLON TOWER ADVISERS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Susan Walzer	By: /s/ Greg Farley
Name: Susan Walzer	Name: Greg Farley
Title: SVP	Title: Sr. Vice President
Date: February 14, 2025	Date: 3/28/25

Exhibit A

Fund Administration Servicing Agreement

Separate Series of Carillon Series Trust

Name of Series

RJ Chartwell Premium Income ETF RJ Eagle Municipal Income ETF

RJ Eagle Vertical Income ETF

RJ Eagle GCM Dividend Select Income ETF

Exhibit B

Fund Administration Servicing Agreement Fee Schedule

New Trust/Fund Start-up & Registration Services Project Fee Schedule

Regulatory Administration Service Proposal – in support of external legal counsel

Full Start Up – New Registrant

$40,000 per project – one fund

$55,000 per project – two funds

$65,000 per project – three funds

$75,000 per project – four funds

Plus $10,000 each additional fund

Above fees are applicable when all new funds are registered in same statutory prospectus. (Excludes Trust counsel fee; subject to services provided, if applicable)

Additional Regulatory Administration Services – in support of external legal counsel

◾	Subsequent new fund launch – $20,000 per fund, or as negotiated
◾	Drafting SEC exemptive order application for required relief, as negotiated
◾	Proxy Statement – as negotiated based upon specific requirements
◾	Additional fee of $2,500 per sub-adviser for 2 or more sub-advisers

Note: External legal costs are not included in the above fees.

Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Ongoing Annual Regulatory Administration Services – in support of external legal counsel

Includes annual registration statement update and drafting of supplements:

◾	$18,000 for first three active or inactive funds in same statutory prospectus
◾	$5,000 for each additional active or inactive fund in the same statutory prospectus

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

◾	Postage, if necessary
◾	Federal and state regulatory filing fees
◾	Expenses from Board of Trustee meetings
◾	Third party auditing
◾	EDGAR/XBRL filing (may be charged by third-party or U.S. Bank)
◾	All other Miscellaneous expenses

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 where Carillon Tower Advisors, Inc. (the “Adviser”) acts as investment adviser to the fund(s) in the same registered investment company.

Annual Minimum per Fund[2]		Basis Points on Trust AUM[2]
Funds 1-5	$45,000	First $250m	5 bps
Funds 6-10	$40,000	Next $250m	4 bps
Funds 11+	$30,000	Next $2b	3 bps
		Balance	2 bps

See Appendix A for Services and Associated Fees in addition to the Base Fee

See Appendix B for Optional Supplemental Services and Associated in addition to the Base Fee

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the initial three-year period. Following the initial three-year period, this fee schedule will automatically renew (unless otherwise amended or terminated) for successive one-year periods, and should this service agreement with U.S. Bank be terminated prior to the end of such a one-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of such one-year period.

Additional services not included herein shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

All annual fees described in this fee schedule (including appendices) are calculated pro rata and billed monthly

Appendix A

Accounting, Administration, Transfer Agent Services (in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

◾	$0.08 – Listed equity instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
◾	$0.50 – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Government Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
◾	$0.80 – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds
◾	$1.00- Bank Loans
◾	Derivative Instruments are generally charged at the following rates:
o	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
o	$1.50 – Swaptions
o	$3.00 – Credit Default Swaps
◾	Intraday money market funds pricing, up to 3 times per day
◾	$500 per Month Manual Security Pricing (>25 per day)

Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional swap set up fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action and Factor Services

Fee for ICE data used to monitor corporate actions

◾	$2.00 per Foreign Equity Security per Month
◾	$1.00 per Domestic Equity Security per Month
◾	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

◾	$1 per security per month for fund administrative

SEC Modernization Requirements

◾	Form N-PORT – $12,000 per year, per Fund
◾	Form N-CEN – $250 per year, per Fund

Chief Compliance Officer Support Fee

◾	CCO support annual fee of $3,000 per trust for each U.S. Bank service selected (administration, accounting, transfer agent, custodian) *waived as Carillon is an existing client

This fee includes:

◾

Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC1 audits of business lines

◾	Quarterly 38a-1 certifications to the CCO regarding any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act
◾	Quarterly CCO teleconferences and other periodic events and webinars
◾	CCO forums held periodically throughout the year in major cities
◾	Annual client conference which includes CCO roundtable discussions
◾	Note: the CCO Support team does NOT serve as the Fund CCO

Core Tax Services

◾	M-1 book-to-tax adjustments at fiscal and excise year-end
◾	Prepare tax footnotes in conjunction with fiscal year-end audit
◾	Prepare Form 1120-RIC federal income tax return and relevant schedules
◾	Prepare Form 8613 and relevant schedules
◾	Prepare Form 1099-MISC Forms
◾	Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing
◾	Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC, Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting, tax software and e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Appendix B

OPTIONAL Services for Fund Accounting, Fund Administration & Portfolio

Compliance (provided by U.S. Bank upon client need and/or request)

Daily Compliance Services

◾	Base fee – $5,000 per fund per year
◾	Setup – $2,500 per fund group

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month
Limited Derivatives User	$120
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500

Section 18 Daily Compliance Testing (for derivatives and leverage)

◾	$1,500 set up fee per fund complex
◾	$500 per fund per month

Controlled Foreign Corporation (CFC)

◾	U.S. Bank Fee Schedule plus $15,000

C- Corp Administrative Services

◾	1940 Act C-Corp – U.S. Bank Fee Schedule plus $15,000
◾	1933 Act C-Corp – U.S. Bank Fee Schedule plus $25,000

Section 15(c) Reporting

◾	$2,000 per fund per standard reporting package*
*Standard	reporting packages for annual 15(c) meeting
●	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
●	Performance reporting package: Peer Comparison Report
◾	Additional 15c reporting is subject to additional charges
◾	Standard data source – Morningstar; additional charges will apply for other data services

Optional Tax Services

Additional services excluded from the Base Fee are:

◾	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year
◾	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate
◾	State tax returns - (First two included in core services) – $1,500 per additional return

Tax Reporting – C-Corporations

Federal Tax Returns

◾	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000
◾	Prepare Federal and State extensions (If Applicable) – Included in the return fees
◾	Prepare provision estimates – $2,000 Per estimate

Exhibit C

Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•

The Administrator shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•

The Administrator will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Administrator will treat the Data as proprietary to the Data Provider. Further, the Administrator shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Administrator will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Administrator’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Administrator shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•

The Administrator shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Administrator.

•	The Administrator acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.

•

The Administrator acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and Fund Services with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

•

THE DATA IS PROVIDED TO THE ADMINISTRATOR ON AN “AS IS” BASIS. FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR

COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•

THE ADMINISTRATOR ASSUMES THE ENTIRE RISK OF ANY USE THE ADMINISTRATOR MAY MAKE OF THE DATA. IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE ADMINISTRATOR, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE ADMINISTRATOR TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.